Exhibit 99.1

Lucid Energy Group II, LLC

Unaudited Condensed Consolidated Financial Statements as of June 30, 2022 and for the six months ended June 30, 2022.

LUCID ENERGY GROUP II, LLC

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED BALANCE SHEET

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

June 30, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,870
Accounts receivable, net of allowance of $2,988	225,806
Prepaid expenses and other current assets	4,691

Total current assets	258,367
NON-CURRENT ASSETS:
Property, plant and equipment	1,579,800
Accumulated depreciation	(215,807)

Property, plant and equipment, net	1,363,993
Goodwill	173,354
Other assets	30,170

Total non-current assets	1,567,517

TOTAL ASSETS	$1,825,884

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$22,751
Accrued liabilities	203,161
Current asset retirement obligations	452
Current deferred revenue	8,802
Current portion of notes payable	18,108
Current obligation under capital leases	1,992
Other current liabilities	241

Total current liabilities	255,507
NON-CURRENT LIABILITIES:
Notes payable, net of current portion and deferred financing costs	1,748,347
Capital lease obligations	8,174
Asset retirement obligations	9,921
Deferred revenue	32,765
Other liabilities	376

Total non-current liabilities	1,799,583

TOTAL LIABILITIES	2,055,090

COM M ITM ENTS AND CONTINGENCIES (See Note 14)
EQUITY:
Members’ capital
Class A Units, 1,019,162 units authorized, issued, and outstanding	(356,695)
Class B Units, 100,000 units authorized, issued, and outstanding	18,802
Class D Units, 52,049 units authorized, issued, and outstanding	16,838

Total Members’ capital	(321,055)
Accumulated earnings (deficit)	91,849

Total members’ equity (deficit)	(229,206)

Total equity	(229,206)

TOTAL LIABILITIES AND EQUITY	$1,825,884

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

Six Months Ended June
2022
REVENUES:
Product sales	$14,298
Fee revenue	284,030

Total revenues	298,328

COSTS AND OPERATING EXPENSES:
Cost of sales	14,298
Operating expenses	74,232
General and administrative expenses	18,206
Depreciation, accretion and amortization expense	28,821
(Gain) loss on asset disposal	(1,661)

Total costs and operating expenses	133,896

OPERATING INCOME	164,432

OTHER INCOME (EXPENSE):
Interest and other income	158
Interest expense	(42,885)
Loss on extinguishment of debt	(10)

Total other expense	(42,737)

NET INCOME	$121,695

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

(AMOUNTS IN THOUSANDS, EXCEPT UNIT DATA)

(UNAUDITED)

	Class A Units	Class B Units	Class D Units	Members’ Capital	Accumulated Earnings (Deficit)	Total
BALANCE at December 31, 2021	1,019,162	100,000	52,049	$78,223	$(29,846)	$48,377
Equity distribution	—	—	—	(400,000)	—	(400,000)
Unit-based compensation	—	—	—	722	—	722
Net income	—	—	—	—	121,695	121,695

BALANCE at June 30, 2022	1,019,162	100,000	52,049	$(321,055)	$91,849	$(229,206)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

Six Months Ended June 30,
2022
Operating activities:
Net income	$121,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion and amortization	28,821
Bad debt expense	(1,055)
Non-cash amortizations	539
Unit-based compensation expense	722
Loss on extinguishment of debt	10
(Gain) loss on asset disposal	(1,661)
Change in value of inventory	171
Change in operating assets and liabilities:
Accounts receivable	(38,503)
Prepaid expenses and other assets	999
Accounts payable and accrued liabilities	76,622
Deferred revenue	16,528

Net cash provided by operating activities	204,888

Investing activities:
Capital expenditures on property, plant and equipment	(111,177)
Proceeds and fees from sale of assets	1,650

Net cash used in investing activities	(109,527)

Financing activities:
Issuance of notes payable, net of discount	301,819
Repayment on notes payable	(8,277)
Deferred financing costs	(2,414)
Payment of capital lease obligations	(874)
Member distributions	(399,925)

Net cash used in financing activities	(109,671)

Net increase (decrease) in cash and cash equivalents	(14,310)
Cash, restricted cash and cash equivalents, beginning of period	42,180

Cash, restricted cash and cash equivalents, end of period	$27,870

Supplemental disclosure of cash flow activities:
Cash paid for interest	$41,722
Supplemental disclosure of non-cash investing and financing acitivities:
Assets purchased included in accrued liabilties	$30,169
Original issue discount on notes payable	8,181
Capital leases	45
Asset retirement obligations	430
Member distributions	75

The accompanying notes are an integral part to these Condensed Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Organization and Nature of Business

Organization

Lucid Energy Group II, LLC (together with our consolidated subsidiaries, the “Company,” “LEG II,” “we,” “our,” or similar terms) is a Delaware limited liability company formed on December 15, 2015. The Company primarily provides midstream energy services, including gathering, compressing, treating, processing, transporting, and selling natural gas and natural gas liquids (“NGLs”) in southeastern New Mexico primarily in the counties of Lea and Eddy.

Nature of Business

The Company’s midstream energy asset network includes approximately 1,050 miles of pipelines, six natural gas processing plants with approximately 1.1 billion cubic feet per day of nameplate processing capacity, 7,250 gallons per minute of CO2 treating capacity, 185,000 horsepower of compression as well as purchasing and marketing capabilities. All operations are based in the United States and sales are derived primarily from domestic customers.

The Company’s natural gas business is primarily focused on transporting liquids-rich natural gas in our market areas to our treating facilities and processing plants through our gathering systems which consist of networks of pipelines that collect natural gas from points at or near producing wells. We operate processing plants that separate natural gas liquids from the natural gas stream as well as treating facilities that strip out carbon dioxide and hydrogen sulfide from the natural gas stream. In conjunction with the gathering business, we may provide compression services for gas delivered to us on a low-pressure basis. We may also purchase natural gas and NGLs from producers and other supply sources and sell the natural gas or NGLs to customers on pipelines as part of servicing our contracts.

Fees are primarily earned by the Company for gathering, compressing, transporting, treating and/or processing natural gas. The fee can be paid through various fee-based contractual arrangements, which include stated fee-only contract arrangements or arrangements with fee-based components where commodities are purchased and resold in connection with providing the related service and the Company receives its fees through payment in product. Net margins are earned under our purchase and resell contract arrangements primarily as a result of stated service-related fees, which are deducted from the price of the commodities purchased. While transactions vary in form, the essential element of most of the Company’s transactions is the use of the Company’s assets to gather, process and treat natural gas for a producer and to deliver the processed and treated product to the tailgate of the plant or pipeline for transportation of the product to the end-user or marketer.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited Condensed Consolidated Financial Statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. These unaudited Condensed Consolidated Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and present the financial position, results of operations and cash flows. All intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The unaudited interim Condensed Consolidated Financial Statements as of June 30, 2022 and for the six months ended June 30, 2022 are unaudited but reflect, in the opinion of management, all adjustments that are of a normal and recurring nature and necessary to fairly state the results for such periods. The results for the six months ended June 30, 2022 are not necessarily indicative of the results of operations expected for the year ending December 31, 2022. These unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the audited financials and the notes thereto.

The Company’s accounting policies and applicable recent accounting pronouncements are set forth in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements in our Consolidated Financial Statements as of and for the year ended December 31, 2021. There were no significant updates or revisions to our accounting policies or applicable recent accounting pronouncements during the six months ended June 30, 2022.

3. Revenues and Cost of Sales

Contract Assets

The Company enters into various contractual arrangements that result in the transfer of assets for no upfront compensation or upfront cash payments, resulting in more favorable long-term contractual terms for the Company. These arrangements qualify as a contract asset under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The fair value of the assets transferred are reflected as long-term deferred assets. These amounts are amortized over the term of the related contract into the appropriate revenue or cost of sales accounts. The net value of contract assets is recognized in Other assets on the unaudited Condensed Consolidated Balance Sheet. See Note 9. Other Assets for additional discussion on contract assets.

The following table presents changes in the Company’s contract assets during the six months ended June 30, 2022 (dollars in thousands):

June 30, 2022
Balance at beginning of period	$16,850
Additions	—
Amortization to fee revenue	(1,357)

Balance at the end of the period	$15,493

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

4. Divestitures

On November 11, 2021, the Company, through a wholly-owned subsidiary, closed on a board approved transaction with a third party (“Artesia Buyer”) to sell its ownership interests in Lucid Artesia Holdings Inc. (“LAH”) and Lucid Artesia Company (“LAC”) for a purchase price of $18.0 million plus customary closing adjustments. A $104.9 million loss on the disposition was recognized during the fourth quarter of 2021. The Company recorded a $1.5 million purchase price adjustment during the six months ended June 30, 2022, which resulted in a gain reflected in Gain on asset disposal on the unaudited Condensed Consolidated Statement of Operations. As part of the sales agreement, the Company is entitled to payment from the Artesia Buyer if they receive certain tax refunds from the Internal Revenue Service or other taxing authorities for refund amounts related to periods of ownership by the Company. These potential payments are considered contingent and will not be recognized until the contingencies are eliminated and realization is relatively certain. In addition, the Company provided indemnification to the Artesia Buyer against certain environmental matters not to exceed $0.4 million and has recorded a liability for that amount in Accrued liabilities on the unaudited Condensed Consolidated Balance Sheets as of June 30, 2022.

On June 16, 2022, we entered into a Purchase and Sale Agreement with Lasso Acquiror LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Targa Resources Corp. to sell all of the issued and outstanding interests of Lucid Energy Delaware, LLC for $3.5 billion in cash subject to certain adjustments. The sale closed during the third quarter of 2022. See Note 17. Subsequent Events for further discussion on the sale of Lucid Energy Delaware, LLC.

5. Accounts Receivable

Accounts receivable included the following (dollars in thousands):

June 30, 2022
Trade receivable	$28,988
Accrued revenue	199,777
Other	29
Allowance for doubtful accounts	(2,988)

Total accounts receivable, net	$225,806

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets included the following (dollars in thousands):

June 30, 2022
Prepaid insurance	$982
Prepaid other	1,076
Other Assets	2,633

Total prepaid expense and other current assets	$4,691

7. Property, Plant and Equipment

The components of property, plant and equipment are as follows (dollars in thousands):

June 30, 2022
Gas gathering systems	$692,072
Gas processing plants	772,854
Transportation equipment and vehicles	2,748
Other property and equipment	1,914
Building and improvements	4,328
Land	622
Construction work in progress	105,262

Total property, plant and equipment	1,579,800
Less: accumulated depreciation	(215,807)

Total property, plant and equipment, net	$1,363,993

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Estimated useful lives of property, plant and equipment are as follows:

Estimated useful lives (Years)
Gas gathering systems	25 to 30
Gas processing plants	25
Transportation equipment and vehicles	3 to 15
Other property and equipment	3 to 25
Building and improvements	3 to 15

Depreciation expense of $28.6 million was recorded for the six months ended June 30, 2022.

Construction work in progress, not yet placed in service, qualifies for interest capitalization. The capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred; however, the amount of capitalized interest cannot exceed the amount of gross interest expense incurred in any given period. The capitalized interest amounts are recorded as additions to construction work in progress and included in property, plant and equipment on the unaudited Condensed Consolidated Balance Sheet. As the construction in progress assets are placed in service, the associated capitalized interest is also included in the amount placed in service and depreciated. For the six months ended June 30, 2022, the Company capitalized interest costs of $1.0 million.

The Company capitalizes employee compensation and related benefits related to individuals directly involved in the Company’s construction activities based on the percentage of their time devoted to such activities. For the six months ended June 30, 2022, the company capitalized employee compensation costs of $1.8 million.

8. Goodwill

The carrying value of goodwill as of June 30, 2022 was $173.4 million. This amount represents the carrying value of goodwill recorded in connection with the Agave merger in 2016 adjusted for dispositions of wholly-owned subsidiaries in subsequent periods. The Company reviews goodwill for impairment at the reporting unit level annually on the first day of the fourth quarter or whenever events and changes in circumstances indicate that the carrying amount may not be recoverable. The Company did not have any goodwill impairment during the six months ended June 30, 2022.

9. Other Assets

The Company’s other assets consisted of the following (dollars in thousands):

June 30, 2022
Contract assets, net of amortization of $11,547	$15,493
Deferred assets, net of amortization of $10,954	12,565
Deferred debt costs, net of amortization of $264	1,971
Deposits	141

Total other assets	$30,170

In the normal course of business, the Company enters into contractual arrangements where it agrees to transfer or construct assets to be transferred to a counterparty for no immediate compensation. In exchange for the transfer of the assets, the Company receives more favorable contract terms ultimately resulting in higher revenues or lower operating expenses. Additionally, in certain circumstances, the Company pays upfront cash fees in exchange for more favorable contractual commercial terms. The fair value of the assets transferred are recognized as Other assets and are amortized against revenues or expenses over the life of the commercial contract.

The Company entered into multiple contracts prior to 2019 with either an upfront fee or a provision to transfer assets with no immediate compensation. The Company also entered into certain gas treating equipment operating lease agreements during 2019, which included installation fees. These contracts and lease agreements resulted in the recognition of $50.6 million of Other assets, prior to amortization, as of June 30, 2022. The contract terms and the related amortization ranges from nine to ten years on the contracts and three years on the lease agreements.

10. Accrued Liabilities

The Company’s accrued liabilities consisted of the following (dollars in thousands):

June 30, 2022
Accrued natural gas liquids and natural gas purchases	$147,001
Accrued property, plant and equipment	30,169
Accrued operating and administrative expenses	18,511
Other accrued liabilities	7,480

Total accrued liabilities	$203,161

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

11. Notes Payable

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a series of transactions to refinance the Company’s consolidated long-term notes payable and to make a distribution to the Company’s investors. The transactions include the following:

•	Entered into a new term credit facility and revolving credit facility as described below;

•

Terminated and paid in full $1.1 billion of principal, outstanding interest, and breakage fee on the existing term credit facilities, resulting in the recognition of $26.4 million in loss on extinguishment of debt in the fourth quarter of 2021;

•	Terminated the existing revolving credit facility, resulting in the recognition of $0.2 million in loss on extinguishment of debt in the fourth quarter of 2021; and

•	Paid a $436.0 million equity distribution to the current Lucid Energy Group II, LLC investors. The distribution was allocated 95.1% to Class A and 4.9% to Class D. See Note 15. Equity.

The Company’s notes payable as of June 30, 2022 is summarized as follows (dollars in thousands):

June 30, 2022
2021 Term credit facility	$1,801,723
2021 Revolving credit facitlity	—
Less: unamortized debt issuance costs	(18,398)
unamortized discounts	(16,870)

Total notes payable	1,766,455
Less: current portion	(18,108)

Total non-current notes payable	$1,748,347

2021 Term Credit Facility due 2028

On November 24, 2021 (the “Closing Date”), LEG II Borrower and LEG II Guarantor entered into a Credit Agreement (the “2021 Term Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Term Administrative Agent”) for the Lenders (as defined in the 2021 Term Credit Facility), pursuant to which $1.5 billion, the full initial amount of borrowings available under the 2021 Term Credit Facility, net of an original issue discount of $15.4 million and debt issuance costs of $11.1 million was funded to LEG II Borrower on the Closing Date. Subsequent to the Closing Date, the Company paid additional debt issuance costs of $3.0 million. In accordance with ASC 470, a portion of the 2021 Term Credit Facility debt refinancing was determined to be a modification of debt and $6.8 million of the original issue discount and $6.2 million of the debt issuance costs were expensed to Loss on extinguishment of debt in the Statements of Operations. The term loan under the 2021 Term Credit Facility (the “2021 Term Loans”) require repayment in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of 2021 Term Loans under the 2021 Term Credit Facility with the balance payable on the maturity date. The maturity date of the 2021 Term Credit Facility is November 24, 2028.

In May 2022, LEG II Borrower and LEG II Guarantor entered into an agreement to increase the Company’s consolidated long-term notes payable and make a distribution to the Company’s investors. The Company borrowed $310.0 million under the existing 2021 Term Credit Facility, net of an original issue discount of $8.2 million and debt issuance costs of $2.4 million. As of June 30, 2022, $1,801.7 million was outstanding under the 2021 Term Credit Facility.

The proceeds of the 2021 Term Loans were permitted to be used (a) to refinance the Borrower’s existing super-priority first lien revolving credit facility and existing first lien term loan facilities, (b) to fund a dividend in an amount not to exceed $436.0 million to certain indirect equity holders of LEG II Guarantor, including affiliates of LEG II Guarantor and (c) for the payment of fees and expenses related to the foregoing transactions, including any original issue discount or upfront fees.

Interest on borrowings under the 2021 Term Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month London Interbank Offered Screen Rate (“LIBOR”) plus 1% per annum), plus an applicable margin of 3.25% per annum, or (b) actual LIBOR with a minimum rate of 0.75%, plus an applicable margin of 4.25% per annum. The effective interest rate was 5.5% for the six months ended June 30, 2022. As of June 30, 2022, the Company had unamortized discounts of $18.4 million and unamortized debt issuance costs of $16.9 million.

Pursuant to a guaranty and security agreement, the obligations under the 2021 Term Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility and 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens), all in accordance with a collateral agency agreement between the Term Administrative Agent, and the Revolver Administrative Agent (as defined below) and Jefferies Finance LLC, as the Collateral Agent. The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Term Credit Facility contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control under certain instances). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Term Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Term Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Term Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The 2021 Term Credit Facility contains a financial covenant that requires calculations at the end of each fiscal quarter for the period including four consecutive prior quarters then ended. The financial covenant requires LEG II Borrower to comply with a minimum debt service coverage ratio of 1.10 to 1.00, which will be tested as of the last day of each fiscal quarter.

2021 Revolving Credit Facility due 2026

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a Revolving Credit Agreement (the “2021 Revolving Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Revolving Administrative Agent”) for the Lenders (as defined in the 2021 Revolving Credit Facility), with revolving credit commitments in an initial amount equal to $150.0 million. Debt issuance costs of $1.6 million were paid at and subsequent to the Closing Date. In addition, the 2021 Revolving Credit Facility includes a sublimit of up to $25.0 million for same day swing line advances and included an initial sublimit of up to $50.0 million for letters of credit. The maturity date of the 2021 Revolving Credit Facility is November 24, 2026. As of June 30, 2022, outstanding letters of credit of $16.9 million were the sole amounts outstanding under the 2021 Revolving Credit Facility.

Proceeds of the 2021 Revolving Credit Facility can be used for working capital needs and general corporate purposes (including, without limitation, refinancing of indebtedness, permitted acquisitions and other investments (including funding capital projects), permitted dividends and distributions and other transactions not prohibited by the terms of the 2021 Revolving Credit Facility.

As of June 30, 2022, the Company had unamortized discounts of $0.1 million and unamortized debt issuance costs of $1.9 million. As of June 30, 2022, deferred unamortized debt costs are included in Other assets on the unaudited Condensed Consolidated Balance Sheets due to the 2021 Revolving Credit Facility having no outstanding balance.

Interest on borrowings under the 2021 Revolving Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month (“LIBOR”) plus 1.00% per annum), plus an applicable margin of 2.0% per annum, or (b) LIBOR, plus an applicable margin of 3.0% per annum. The unused portion of the 2021 Revolving Credit Facility is subject to a commitment fee ranging from 0.375% to 0.50% per annum according to LEG II Borrower’s most recent Consolidated Total Net Leverage Ratio as defined in the 2021 Revolving Credit Facility.

Pursuant to a guaranty and security agreement, obligations under the 2021 Revolving Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility, 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens). The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under the 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Revolving Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Revolving Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Revolving Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

The 2021 Revolving Credit Facility contains financial covenants that require calculations at the end of each fiscal quarter for the period including four consecutives prior quarter then ended. The financial covenants require LEG II Borrower to comply with: (i) a minimum debt service coverage ratio of 1.10 to 1.00 and (ii) a maximum super senior leverage ratio of 1.25 to 1.00, each of which will be tested as of the last day of each fiscal quarter.

12. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, sets forth a framework for measuring fair value and the required disclosures about fair value measurement of assets and liabilities. Fair value, under ASC 820, is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued. ASC 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of the fair value measurement hierarchy are as follows:

• Level 1 inputs:	Quoted market prices in active markets for identical assets or liabilities

• Level 2 inputs:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability as of the reporting date, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means

• Level 3 inputs:	Unobservable inputs used to measure fair value to the extent that observable inputs are not available

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company estimates the fair value of its asset retirement obligations (“ARO”) based on historical costs, discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. As there is no corroborating market activity to support the assumptions, the Company has historically designated these liabilities as Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in Note 13. Asset Retirement Obligations.

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Other Fair Value Measurements

The Company’s financial instruments include cash, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. As a result of the short-term nature of the cash, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying value of these items approximates fair value. The Company’s nonfinancial assets, which are measured at fair value on a nonrecurring basis include property, plant and equipment, and goodwill.

13. Asset Retirement Obligations

The Company records the fair value of ARO associated with tangible long-lived assets. The ARO primarily relates to our pipeline, compression, and processing facilities. The schedule below summarizes the changes in our asset retirement obligations during the six months ended June 30, 2022 (dollars in thousands):

June 30, 2022
Balance at beginning of period	$9,685
Liabilities incurred	431
Accretion	257

Balance at end of period	10,373
Less: current asset retirement obligations	(452)

Total long-term asset reitrement obligations	$9,921

As of June 30, 2022, no assets are legally restricted for use in settling asset retirement obligations.

14. Commitments and Contingencies

Capital Leases

The Company has certain leases that are classified as capital leases on the unaudited Condensed Consolidated Financial Statements. These leases include 10-year capital leases for electric high-voltage substation facilities with effective dates starting in the years 2017, 2018 and 2020, 36 to 50-month capital leases for vehicles with effective dates every year since 2019, and a 5-year lease for overnight housing at the processing plants with an effective date starting in 2021. The gross amount of assets recorded under capital leases as of June 30, 2022 was $15.3 million. As of June 30, 2022, the Company had capital lease liabilities of $10.2 million.

Future minimum lease payments, including interest, under the capital lease agreements as of June 30, 2022 are as follows (dollars in thousands):

Remainder of 2022	$1,693
2023	2,865
2024	2,659
2025	2,562
2026	2,241
Thereafter	1,361

Total minimum capital lease payments	$13,381

Operating Leases

Approximate future minimum payments under non-cancellable operating leases and service agreements for office space, office and field equipment and services as of June 30, 2022 are as follows (dollars in thousands):

Remainder of 2022	$13,574
2023	25,631
2024	1,132
2025	—
2026	—
Thereafter	—

Total minimum operating lease and service agreement payments	$40,337

Operating lease expense was $22.4 million for the six months ended June 30, 2022.

Employment Severance Agreements

Certain members of our management are parties to severance agreements. The severance agreements provide those individuals with severance payments in certain circumstances and prohibit such individuals from, among other things, competing with the Company and its subsidiaries or disclosing confidential information during the employment period and for certain periods following the termination of employment.

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Contingent Class B Unit Distributions

Subsequent to completion of the Recapitalization, LEG II issued new incentive awards through the issuance of Class B Membership Interests (“Class B Units”) to Lucid Energy Management II Investments, LLC (the “Management II Company”). A portion of the Class B Units with liquidity vesting terms (the “Liquidity Event Profits Units”) are subject to a contingent settlement feature. Pursuant to the terms of the Liquidity Event Profits Units agreement, vesting will occur upon the consummation of certain liquidity events and the Company meeting certain target investment returns before or in connection with a qualifying liquidity event.

Environmental Issues

The operation of pipelines, plants and other facilities for the gathering, processing, transporting, stabilizing, storing, or disposing of natural gas, NGLs, crude oil, condensate, brine, and other products is subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. As an owner, partner, or operator of these facilities, we must comply with United States laws and regulations at the federal, state, and local levels that relate to air and water quality, hazardous and solid waste management and disposal, oil spill prevention, climate change, endangered species, and other environmental matters. The cost of planning, designing, constructing, and operating pipelines, plants, and other facilities must account for compliance with environmental laws and regulations and safety standards. Federal, state, or local administrative decisions, developments in the federal or state court systems, or other governmental or judicial actions may influence the interpretation and enforcement of environmental laws and regulations and may thereby increase compliance costs. Failure to comply with these laws and regulations may trigger a variety of administrative, civil, and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operations. However, we cannot provide assurance that future events, such as changes in existing laws, regulations, or enforcement policies, the promulgation of new laws or regulations, or the discovery or development of new factual circumstances will not cause the Company to incur material costs. Environmental regulations have historically become more stringent over time, and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation.

Through acquisitions, the Company currently owns or leases properties that have historically been used in crude oil and condensate transportation and storage and natural gas gathering, treating, or processing. These properties have been operated by third parties over whose operations and practices we had no control. The Company is required, alone or in participation with prior property owners, to remove or remediate property contamination, if present, or to take action to prevent future contamination, if necessary.

As of June 30, 2022, based on currently known information, the Company does not anticipate future expenditures for compliance with environmental laws and regulations and environmental remediation obligations assumed from our historical acquisitions will have a material adverse effect on our results of operations, financial condition, or cash flows.

Legal Actions

The Company is periodically involved in claims asserted in the normal course of its business. We believe these actions are routine and incidental to the business. While the outcome of these actions cannot be predicted with certainty, we do not believe that any will have a material adverse impact on our business.

15. Equity

Membership Interests as of and for the six months ended June 30, 2022

The Company had three types of membership interests as of the six months ended June 30, 2022. The membership interests consisted of (i) authorized Class A Membership Interests (“Class A Units,”) (ii) authorized Class B Units, and (iii) authorized Class D Membership Interests (“Class D Units”).

On May 25, 2022, the Company approved and paid $400.0 million in equity distributions to the current Lucid Energy Group II, LLC investors. The distribution was allocated 95.1% to Class A units and 4.9% to Class D units.

As of June 30, 2022, total Class A Units, authorized, issued, and outstanding were 1,019,162; Class B Units, authorized, issued, and outstanding were 100,000; and Class D Units, authorized, issued, and outstanding were 52,049. No value was initially assigned in the financial statements to the Class B Units granted due to the terms of the units including contingent conditions. The Company’s Class A Units, Class B Units, and Class D Units were issued with no par value.

See Note 18. Equity included in the audited Consolidated Financial Statements of Lucid Energy Group II, LLC as of and for the year ended December 31, 2021 for additional discussion on the membership interests of the company.

16. Related Party Transactions

The Company entered certain transactions with J. Aron & Company, a wholly-owned subsidiary of one of the Company’s majority unitholders for the purchase and sale of natural gas.

In November 2021, the Company entered into an agreement with Goldman Sachs Lending Partners LLC, an affiliate to one of the Company’s majority unitholders, to act as a lead arranger of a debt refinancing transaction and has committed as a lender up to $27.5 million under a new revolving credit facility. For the six months ended June 30, 2022, the deferred financing amortization and interest expense associated with the related party transaction was immaterial. See Note 11. Notes Payable for additional information on the 2021 Revolving Credit Facility.

17. Subsequent Events

On July 29, 2022, the Company, through a wholly-owned subsidiary, closed the transactions with Lasso Acquiror LLC to sell its 100% ownership interests in Lucid Energy, Delaware, LLC for a purchase price of $3.5 billion plus customary closing adjustments. As part of the acquisition on July 29, 2022, the 2021 Term Credit Facility and 2021 Revolving Credit Facility were terminated following the repayment of all outstanding amounts under the facilities. We made a final net working capital adjustment payment of approximately $11.4 million in the fourth quarter of 2022.

Management has evaluated subsequent events through March 31, 2023, the date these unaudited Condensed Consolidated Financial Statements were available to be issued. No events or transactions other than those already described in these unaudited Condensed Consolidated Financial statements have occurred subsequent to the balance sheet date that might require recognition or disclosure in the unaudited Condensed Consolidated Financial Statements.